FIELDPOINT PETROLEUM CORPORATION

REPORTS FIRST QUARTER RESULTS

COMPANY EARNS $.05 PER SHARE FOR THE THREE MONTHS ENDED MARCH 31, 2011

AUSTIN, TX – (BUSINESS WIRE) – May 16, 2011 - FieldPoint Petroleum Corporation (NYSE AMEX:FPP) announced today its first quarter financial results for the three months ended March 31, 2011.

Ray Reaves, President and CEO of FieldPoint stated, “As much of the country suffered lost productivity from extremely harsh winter weather conditions in the first quarter, so did our oil and gas production.  During this past quarter total revenues declined 6% as a result of this lower productivity.  Notably, all production from one of the company’s leading gas producing wells was lost in the quarter while waiting on repair.  With the challenges of the first quarter now behind us, we are very optimistic about being able to meet the growth objectives that we have set for 2011.”

Financial Highlights for the Three Months Ended March 31, 2011 Compared to the Three Months Ended March 31, 2010:

•

Total Revenues decreased 6% to $1,727,611 from $1,836,695;

•

Net Income decreased to $377,267 from $478,701; and

•

Earnings per share, both basic and fully diluted, decreased to $0.05 from $0.06.

Mr. Reaves continued, “We expect to maintain, and increase, the solid cash position that FieldPoint has enjoyed for the past several years.  To accomplish this it is essential that we continue our programs to build our production base, which include pursuing both acquisition and development opportunities.  We are truly appreciative of all the support we continue to receive from our shareholders and are committed to maintain our focus on building shareholder value.”

Oil and natural gas sales revenues decreased 6% or $108,584 to $1,697,545 for the three-month period ended March 31, 2011 from the comparable 2010 period. Lower sales volumes account for approximately $394,000 of the decrease in revenues and was offset by increases in average oil sales prices of approximately $285,000.  Sales volumes decreased 24% on a BOE basis, primarily due to natural declines, wells waiting on repair, and downtime as a result inclement weather during the quarter.  Average oil sales prices increased 24% to $94.67 for the three-month period ended March 31, 2011 compared to $76.24 for the period ended March 31, 2010.  Average natural gas sales prices decreased 11% to $5.56 for the three-month period ended March 31, 2011 compared to $6.27 for the period ended March 31, 2010.  We anticipate volumes to increase slightly in the coming quarters as additional remedial work is completed.

Lease operating expenses increased 14% or $70,193 to $570,688 for the three month period ended March 31, 2011 from the comparable 2010 period. This was primarily due to the cost associated with mature field production, with increases in workover expense and remedial repairs in 2011 as compared to 2010. Lifting costs per BOE increased 51% or $9.29 to $27.68 for the period. We anticipate lease operating expenses to increase over the following quarters due to the additional remedial repairs and workover expenses.

Depletion and depreciation decreased 16% or $48,000 to $243,000 for the three month period ended March 31, 2011 versus $291,000 in the 2010 comparable period.  This was primarily due to the decreased sales volumes during the current period.

General and administrative overhead cost increased 8% or $19,425 to $251,645 for the three-month period ended March 31, 2011 from the three-month period ended March 31, 2010.  This was primarily attributable to an increase in professional services during the 2011 period.  At this time, we anticipate general and administrative expenses to remain materially constant in the coming quarters.

Other expenses, net for the quarter ended March 31, 2011, were $59,011 and remained consistent with other expenses, net of $62,279 for 2010.

About FieldPoint Petroleum Corp. www.fppcorp.com.

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com.

FieldPoint Petroleum Corporation

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 1,552,448	$ 984,770
Short-term investments	44,422	44,422
Accounts receivable:
Oil and natural gas sales	760,851	723,218
Joint interest billings, less allowance for doubtful accounts of $99,192, each period	267,661	246,655
Deferred income tax asset – current	36,000	99,000
Prepaid income taxes	119,000	206,000
Prepaid drilling expense	975,538	975,538
Prepaid expenses and other current assets	172,433	76,433
Total current assets	3,928,353	3,356,036

PROPERTY AND EQUIPMENT:
Oil and natural gas properties (successful efforts method)	23,868,170	24,434,664
Other equipment	89,248	89,248
Less accumulated depletion and depreciation	(9,019,010)	(9,318,340)
Net property and equipment	14,938,408	15,205,572

Total assets	$ 18,866,761	$ 18,561,608

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$ 432,031	$ 553,760
Oil and gas revenues payable	245,755	198,247
Total current liabilities	677,786	752,007

LONG TERM DEBT	6,740,000	6,740,000
DEFERRED INCOME TAXES	1,088,000	1,033,000
ASSET RETIREMENT OBLIGATIONS	1,426,002	1,405,002
Total liabilities	9,931,788	9,930,009

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value, 75,000,000 shares authorized;
8,910,175 shares issued each period, and 8,060,175 and 8,077,175 outstanding, respectively	89,101	89,101
Additional paid-in capital	4,573,580	4,573,580
Retained earnings	5,954,527	5,577,260
Treasury stock, 850,000 and 833,000 shares, at cost	(1,682,235)	(1,608,342)
Total stockholders’ equity	8,934,973	8,631,599
Total liabilities and stockholders’ equity	$ 18,866,761	$ 18,561,608

FieldPoint Petroleum Corporation

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,
	2011	2010
REVENUE:
Oil and natural gas sales	$ 1,697,545	$ 1,806,129
Well operational and pumping fees	17,066	17,066
Disposal fees	13,000	13,500
Total revenue	1,727,611	1,836,695

COSTS AND EXPENSES:
Lease operating	570,688	500,495
Depletion and depreciation	243,000	291,000
Accretion of discount on asset retirement obligations	21,000	20,000
General and administrative	251,645	232,220
Total costs and expenses	1,086,333	1,043,715

OPERATING INCOME	641,278	792,980

OTHER INCOME (EXPENSE):
Interest income	838	1,016
Interest expense	(59,849)	(63,295)
Total other expense	(59,011)	(62,279)

INCOME BEFORE INCOME TAXES	582,267	730,701

Income tax provision – current	(87,000)	(168,000)
Income tax provision – deferred	(118,000)	(84,000)
Total income tax provision	(205,000)	(252,000)

NET INCOME	$ 377,267	$ 478,701

EARNINGS PER SHARE:
BASIC	$ 0.05	$ 0.06
DILUTED	$ 0.05	$ 0.06

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,064,991	8,332,130
DILUTED	8,064,991	8,332,130